Exhibit 99.1

CAPITAL TRUST CLOSES ON SALE OF INVESTMENT MANAGEMENT PLATFORM TO BLACKSTONE

Blackstone Becomes the Manager of Capital Trust and Acquires 17% Stake

$2.00 Special Dividend to be Paid to Capital Trust Shareholders

New York, NY—December 19, 2012— Capital Trust, Inc. (NYSE: CT) (“Capital Trust”) today announced that an affiliate of Blackstone (NYSE: BX) completed the previously announced acquisition of Capital Trust’s investment management business, operated through its subsidiary, CT Investment Management Co., LLC (“CTIMCO”). The closing followed approval today by the shareholders of Capital Trust of the transaction and all related proposals.

At the closing, affiliates of Blackstone acquired CTIMCO and related fund co-investments for $21.4 million. In addition, an affiliate of Blackstone purchased five million newly issued shares of Capital Trust’s class A common stock for $10 million ($2.00 per share), representing 17% of Capital Trust’s outstanding common stock.

Capital Trust will pay the previously announced $2.00 per share special cash dividend on December 20, 2012. Pursuant to the New York Stock Exchange’s “due bills” trading procedure, holders of Capital Trust class A common shares (other than those newly issued to Blackstone) at the close of business on the December 20, 2012 will receive the dividend payment, and the common stock will begin to trade ex-dividend on December 21, 2012.

In conjunction with the transaction, John G. Schreiber, a co-founder of Blackstone Real Estate Advisors, and Michael B. Nash, chief investment officer of Blackstone Real Estate Debt Strategies, have been appointed to Capital Trust’s board of directors as Blackstone designees. Mr. Schreiber will serve as chairman of the board. Samuel Zell, who served as chairman of the board since the Company’s founding in 1997, and Edward Hyman, a director since 2005, have resigned from Capital Trust’s board of directors.

Capital Trust is now externally managed by BREDS / CT Advisor L.L.C. (the “New CT Manager”), an affiliate of Blackstone. CTIMCO and its personnel are being integrated into Blackstone’s Real Estate Debt Strategies business, an affiliate of the New CT Manager. Stephen D. Plavin, Geoffrey G. Jervis and Thomas C. Ruffing will continue to serve as Capital Trust’s chief executive officer, chief financial officer and chief credit officer, respectively while also becoming employees of an affiliate of Blackstone.

After the sale of CTIMCO and the related transactions, Capital Trust’s assets include cash, its interests in CT Legacy REIT Mezz Borrower, Inc., the incentive management fee interests in CT Opportunity Partners I, L.P., as well as its retained subordinate interests in three Capital Trust sponsored CDOs.

Evercore Partners served as financial advisor to Capital Trust and its independent special committee throughout the strategic alternatives review process and has issued a fairness opinion. Paul Hastings LLP and special counsels, Skadden, Arps, Slate, Meagher & Flom LLP and Venable LLP, represented Capital Trust in the transaction. Blackstone was represented by Simpson Thacher & Bartlett LLP and special counsel Miles & Stockbridge P.C.

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About Capital Trust

Capital Trust, Inc. (NYSE: CT) is a real estate finance company that specializes in credit sensitive structured financial products. To date, Capital Trust’s investment programs have focused primarily on loans and securities backed by commercial real estate assets. The Company is externally managed by BREDS / CT Advisor L.L.C., a subsidiary of Blackstone and is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” Capital Trust is headquartered in New York City.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies they invest in, the companies they advise and the broader global economy. Blackstone does this through the commitment of their extraordinary people and flexible capital. Their alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the potential failure to obtain required shareholder approval, the failure of closing conditions to be satisfied and the possibility that the definitive agreement will not be consummated, the possibility that the anticipated benefits from the transaction contemplated by the definitive agreement will not be realized, or will not be realized within the expected time period, the possibility that Capital Trust will be unable to resume its business as anticipated, the risk that Capital Trust’s management team will not be integrated successfully into the Blackstone business, the potential for disruption in CTIMCO’s relationship with private equity investors resulting from the consummation of the transaction, the performance of Capital Trust’s investments, the timing of collections, its capability to repay indebtedness as it comes due, competition for servicing and investment management assignments, its ability to originate investments, the availability of capital and Capital Trust’s tax status, as well as other risks indicated from time to time in Capital Trust’s Form 10-K and Form 10-Q filings with the SEC. Capital Trust and Blackstone assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

MEDIA CONTACTS:

Douglas Armer

darmer@capitaltrust.com

(212) 655-0220